FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 26, 2010	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES RECORD QUARTERLY EARNINGS

WASHINGTON TOWNSHIP, NJ, July 26, 2010 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announces its operating results for the quarter ended June 30, 2010.

Parke Bancorp reported net income available to common shareholders of $1.76 million, or $0.39 per diluted common share, for the June 30, 2010 quarter, compared to a net income of $935,000 or $0.21 per diluted common share reported for the quarter ended June 30, 2009, an increase of 87.9%. Following is a recap of significant items that impacted the second quarter of 2010 compared to the same quarter last year: increased loan loss provision ($1.2 million), increased salary expense ($283,000) attributable to annual increases and the formation of our SBA joint venture, and increased professional fees ($112,000). Net income available to common shareholders year-to-date was $3.3 million or $0.74 per diluted common share, compared to $2.3 million or $0.52 per diluted common share reported for the six months ended June 30, 2009, an increase of 43.8%.

At June 30, 2010, Parke Bancorp's total assets increased to $699.2 million from $654.2 million at December 31, 2009, an increase of $45.0 million or 6.9%.

Parke Bancorp's total loans increased to $620.1 million from $603.4 million at December 31, 2009, an increase of $16.7 million or 2.8%. The change reflects an increase in commercial loans of $10.5 million, residential mortgage loans of $4.9 million and consumer loans of $1.3 million.

At June 30, 2010, the Company had $17.0 million in non-performing loans or 2.4% of total assets, a decrease from $25.5 million at December 31, 2009. The decrease is attributable to the Company receiving deeds in settlement of loan balances.  Other Real Estate Owned (“OREO”) at June 30, 2010 was $10.4 million, compared to none at December 31, 2009. The three largest relationships in non-performing loans are $4.5 million (residential construction), $2.1 million (commercial real estate), and $2.1 million (residential construction). Loans past due 30 to 89 days were $6.9 million at June 30, 2010, an increase of $371,000 from December 31, 2009.

At June 30, 2010, Parke Bancorp's allowance for loan losses increased to $14.9 million from $12.4 million at December 31, 2009, an increase of $2.5 million or 20.1%. The ratio of allowance for loan losses to total loans increased to 2.40% at June 30, 2010 from 2.06% at December 31, 2009. During the quarter the Company charged-off $440,000 related to impaired loans that were transferred to Other Real Estate Owned in settlement of the loan balances.

Parke Bancorp's total investment securities increased to $33.9 million from $31.9 million at December 31, 2009, an increase of $2.0 million or 6.3%, due to additional purchases during the period.

Other Real Estate Owned (“OREO”) at June 30, 2010 was $10.4 million, compared to none at December 31, 2009. The real estate includes 9 properties, the largest being a residential multifamily property totaling $5.8 million.

At June 30, 2010 Parke Bancorp's total deposits increased to $561.2 million from $520.3 million at December 31, 2009, an increase of $40.9 million or 7.9%, consisting of increases in certificate of deposits of $29.2 million, money market accounts of $7.8 million, savings accounts of $3.1 million and checking accounts of $766,000.

Parke Bancorp's total borrowings decreased to $65.2 million from $67.8 million at December 31, 2009, a decrease of $2.6 million or 3.8%. The decline in borrowings is related to the growth in deposits.

Parke Bancorp's total equity increased to $67.5 million at June 30, 2010 from $62.0 million at December 31, 2009, an increase of $5.5 million or 8.8%.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“I am very pleased with the continued strong performance of the Company, earning a record $1.76 million for the quarter and assets growing 6.9% from year end.  We opened our fifth full-service branch in Galloway Township, N.J. in June. The grand opening generated $15 million in deposits, a tremendous success. Our SBA joint venture, 44 Business Capital LLC continues to exceed our expectations. Since its formation nine months ago, we have originated $17.8 million in loans and generated $1.5 million in gains from the sale of the guaranteed portion of the loans.”

 “There are certainly challenges ahead. The President’s recent signing of the Financial Reform Bill, 2,300 pages, has created uncertainty within our industry.  Its actual impact on the Company is currently being accessed. The economic recovery is being hindered by the high rate of unemployment, and continues to impact our borrowers. We continue to monitor all loan relationships to identify any potential issues. The Company is aggressively reserving for potential losses within the loan portfolio, our provision for losses for the quarter was $2.2 million. We are seeing some positive activity in the real estate market, have several real estate properties under agreement of sale.”

Parke Bancorp, Inc. was incorporated in January 2005 while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	June 30, 2010	December 31, 2009	% Change
	(in thousands)
Total Assets	$699,178	$654,198	6.9%
Cash and cash equivalents	20,306	4,154	388.8%
Investment securities	33,930	31,929	6.3%
Loans, net	605,185	590,997	2.4%
Deposits	561,207	520,313	7.9%
Borrowings	65,235	67,831	-3.8%
Total equity	67,452	61,973	8.8%

Operating Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Return on average assets	1.18%	0.59%	1.13%	0.72%
Return on average common equity	13.56%	8.47%	13.24%	10.79%
Interest rate spread	4.44%	3.63%	4.35%	3.48%
Net Interest margin	4.63%	3.96%	4.55%	3.74%
Efficiency ratio	31.54%	39.72%	31.52%	40.30%

Asset Quality Data
	June 30, 2010	December 31, 2009
	(in thousands)
Allowance for loan losses	$14,893	$12,404
Allowance for loan losses to total loans	2.40%	2.06%
Non-accrual loans	$17,029	$25,452
OREO	$10,383	$—

Statements of Income Data
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(in thousands)
Interest and dividend income	$10,363	$10,207	$20,440	$19,981
Interest expense	2,798	4,071	5,752	8,671
Net interest income	7,565	6,136	14,688	11,310
Provision for loan losses	2,200	980	4,301	1,750
Net interest income after provision for loan losses	5,365	5,156	10,387	9,560
Non-interest income (loss)	903	(1,001)	1,063	(830)
Non-interest expense	2,675	2,250	4,977	4,302
Income before income taxes	3,593	1,905	6,473	4,428
Provision for income taxes	1,470	726	2,621	1,720
Net income attributable to Company and noncontrolling (minority) interests	2,123	1,179	3,852	2,708
Net income attributable to noncontrolling (minority) interests	(119)	—	(55)	—
Net income attributable to Company	2,004	1,179	3,797	2,708
Preferred stock dividend and discount	247	244	493	410
Net income available to common shareholders	1,757	935	3,304	2,298

Basic income per common share	0.40	0.21	0.74	0.52
Diluted income per common share	0.39	0.21	0.74	0.52

Weighted shares - basic	4,437,979	4,025,906	4,437,876	4,428,846
Weighted shares - diluted	4,516,947	4,035,754	4,493,496	4,428,846